Exhibit 99.2

Tivity Health Announces Departure of CEO Donato J. Tramuto and Appoints Healthcare Veteran as Interim CEO

•	Director Bob Greczyn Named Interim CEO While Board Conducts Comprehensive Search to Identify Next CEO
•	Current COO Tommy Lewis Appointed Interim President of the Nutrition Business Unit
•	Director Ben Kirshner to Provide Board Support for Nutrition Business Unit Digital Marketing Efforts

NASHVILLE, Tenn., Feb. 19, 2020 -- Tivity Health® (Nasdaq: TVTY), a leading provider of fitness, nutrition and social engagement solutions, today announced that Donato J. Tramuto will depart as Chief Executive Officer (“CEO”) and resign from the Board, effective immediately. The Board has appointed current Director Robert (“Bob”) J. Greczyn, Jr. Interim CEO while it conducts a comprehensive CEO search with the assistance of a leading executive search firm. Greczyn has been a member of the Board since 2015 and has over 30 years of experience in leadership roles in managed care and healthcare at some of the nation’s leading organizations.

In addition, Tommy Lewis, who was recently promoted to Chief Operating Officer, has been appointed Interim President of the Nutrition Business Unit to replace Keira Krausz, who resigned, effective February 18, 2020. Lewis will be supported by current Director and digital marketing and transformation expert Benjamin (“Ben”) A. Kirshner, who will provide Board support for the Nutrition Business Unit’s digital marketing efforts.

Kevin Wills, Chairman of the Board, commented, “On behalf of the Board, I would like to thank Donato for his dedication to Tivity Health. We appreciate his many contributions to the Company since he joined in 2013, including serving as a director and as Chairman of the Board before he was appointed CEO in 2015.”

Wills continued, “We are fortunate that Bob, with his deep leadership experience in healthcare, is able to step in as Interim CEO as we search for a new CEO. Bob has been a leader on our Board for several years and we are confident that he will provide stability for the business, our partners and customers, as we continue to focus on increasing shareholder value. The search for our new CEO is underway and we are very optimistic that we will find the right individual, a person with fresh perspectives who will drive profitable growth across the business.”

Greczyn stated, “We are grateful for Donato’s leadership and years of service to Tivity Health. We have an experienced team at all levels within Tivity Health to carry the business forward as we transition to a new CEO. In addition to supporting the ongoing success of the Healthcare Business Unit, I will be focused in particular on working with Tommy, Ben and the rest of the team to return the Nutrition Business Unit to profitable growth while continuing to provide the highest quality solutions to our customers. I believe Tivity Health has a bright future and many opportunities to create value for all our stakeholders.”

Tramuto added, “Since I became CEO in 2015, the organization has evolved and improved significantly.  We transformed the culture to one that empowers our colleagues with a focus on accountability, and we took bold steps to reposition the Company by exiting the unprofitable population health business, growing the core fitness business, and diversifying the model. I’m confident Tivity Health will continue improving the lives of millions of people through its unique offerings in the years ahead.”

Bob Greczyn Biography

Mr. Greczyn has been a member of the Tivity Health Board since 2015 and has over 30 years of experience in leadership roles in some of the nation’s leading healthcare organizations. Mr. Greczyn currently serves on the Board of Vidant Medical Center, the 21st largest hospital in the U.S., and the system Board of Vidant Health, a nine-hospital system based in Greenville, NC. Previously, he served as the President/CEO of Blue Cross and Blue Shield of North Carolina for over a decade, the President and CEO of HealthSource North Carolina, and the President and CEO of Principal Health Plan of Delaware. He was also a member of the Board of Blue Cross and Blue Shield Association, Chairman of the Board of CAQH and the Founding Chair of Blue Health Intelligence, one of the largest normalized healthcare databases in the U.S. Mr. Greczyn also served on the Board of Directors of LipoScience, Inc. from 2011 to 2014 and as its Interim President and CEO from 2013 to 2014.

Ben Kirshner Biography

Mr. Kirshner has been a member of the Tivity Health Board since 2019 when he joined from Nutrisystem Inc., where he was a director from October 2018 until March 2019. He has over 20 years of experience in entrepreneurial and leadership roles related to Digital Marketing and Digital Transformation. In January 2019, Mr. Kirshner became chairman of the Board of Tinuiti, an award-winning performance digital marketing agency that he founded in 2004. In 2019, Tinuiti was ranked in the Forrester Wave as one of the leading digital agencies in North America. From its founding until December 2018, Mr. Kirshner served as Tinuiti’s CEO. Under his leadership, Tinuiti grew to over 500 employees, has more than 800 clients and manages over $1 billion in advertising spend. Mr. Kirshner is also the founder of CoffeeForLess.com Inc., an e-commerce coffee company that he founded in 1998.

Tommy Lewis Biography

As Tivity Health’s Chief Operating Officer, Tommy Lewis is responsible for enterprise operations, transformation, information and technology, investor relations and communications. Mr. Lewis joined Tivity Health in 2018 and was previously the Chief Transformation Officer and Chief of Staff to the CEO. He has a successful track record of leading enterprise initiatives, operations, customer experience, marketing and communications for healthcare organizations, and he has been instrumental in the integration efforts following the acquisition of Nutrisystem by Tivity Health in March 2019. Prior to joining Tivity Health, Mr. Lewis served as Senior Vice President of Strategic

Initiatives at Change Healthcare. He has also previously held several leadership positions focused on technology, customer experience, marketing and growth initiatives. In 2018, Mr. Lewis was named HIMSS National Chapter Leader of the Year. In 2017, he earned the Investor Relations Charter (IRC®) credential awarded by the Certification Council of the National Investor Relations Institute (NIRI), and in 2016 he was awarded the Spirit of the Chamber award for the Nashville Chamber of Commerce.

About Tivity Health, Inc.

Tivity Health® (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Nutrisystem®, Prime® Fitness, Wisely Well™, South Beach Diet® and WholeHealth Living®. We are actively addressing the social determinants of health, defined as the conditions in which we work, live and play. From improving health outcomes to reversing the narrative on inactivity, food insecurity, social isolation and loneliness, we are making a difference and are transforming the way we do health. Learn more at TivityHealth.com